Exhibit 4.2

SERVICE CONTRACT FOR THE ISSUANCE AND BOOKKEEPING OF BRAZILIAN

DEPOSITARY RECEIPTS (BDRs)

ITAÚ CORRETORA DE VALORES S.A.,(“ITAUCOR”); Tax ID nº 61.194.353/0001-64, with offices located in Avenida Brigadeiro Faria Lima 3400 – 10th floor, São Paulo, SP;

Lan Airlines S.A, (the “CLIENT”), Tax ID nº33.937.681/0001-78, share company created under Chilean law, with offices located in Presidente Riesco 5711, 20th floor, Las Condes, Santiago, Chile,

Whereas:

(a)	ITAUCOR is the financial institution empowered and authorized by the Central Bank of Brazil and the Brazilian Securities and Exchange Commission (“CVM”), to provide bookkeeping services and issuances of securities certificates, pursuant to Article 43 of law 6.404, of 15 December 1976 (“LSA – Stock Corporation Act”);

(b)	ITAUCOR is the financial institution empowered and authorized by CVM to provide bookkeeping services pertaining to Securities, pursuant to Article 34, paragraph 2, of the Stock Corporations Act (LSA);

(c)	The CLIENT intends to issue the securities certificates known as Brazilian Depositary Receipts (“BDR” or “BDRs”), each representing one registered share (“Security” or “Securities”) issued by the CLIENT;

(d)	The CLIENT is interested in commissioning ITAUCOR to provide bookkeeping services and issuance of BDRs as well as services related to the depositary institution of said certificates;

(e)	The CLIENT declares awareness of the Operating Rules of the STOCK EXCHANGE, COMMODITIES AND FUTURES EXCHANGE (“BM&BOVESPA”) and the contract created by and between itself and ITAUCOR to sustain the provision of services under this contract;

(f)	The CLIENT declares responsibility for the decision to commission ITAUCOR to act as BDRs issuing agent and bookkeeper;

(g)	The issuance of BDRs (“BDR Program”) is subject to compliance with the provisions of this contract, especially with regard to the requirement of a deposit of Securities to be made in advance by their holders to Banco Itau Chile, with offices in Avenida Apoquindo 3457, Las Condes, Santiago, Chile, which is acting as custodian of the Securities overseas (“CUSTODIAN”);

The parties mutually agree as follows.

1.	PURPOSE

1.1.	ITAUCOR will provide the holders of BDRs representing Securities issued by the CLIENT, with the services of issuance, bookkeeping and cancellation of said certificates in Brazil, and will take actions in the implementation of the BDR Program.

1.2.	ITAUCOR, will additionally provide holders of BDRs with the services required to protect their basic rights under this Agreement, including the right to vote and rights of preference, payment of dividends, bonuses in cash or securities, share grouping and stock splits, among others, that take place abroad.

1.3.	The list of services to be provided by ITAUCOR is found in Annex l of this contract.

2.	COMMUNICATION BETWEEN PARTIES

2.1.	Oral and written communication between the CLIENT and ITAUCOR shall be maintained exclusively through the persons appointed by them and authorized in writing (“Authorized Persons”), as indicated in the sample authorization letter provided in Annex II of this contract.

2.2.	For the purposes of communication the parties may use SWIFT messages, fax, e-mail, letter or electronic proxy, provided that said communications are sent by Authorized Persons.

2.3.	The parties may amend the appointed Authorized Persons or their data at any time by issuing a new authorization letter in accordance with the sample authorization letter provided in Annex II, which is to be received by the recipient at least 1 (one) working day prior to the effective date of the change.

2.4.	The Parties shall keep all files and records of the correspondence and agreements of their representatives regarding the execution of this contract.

3.	CHARACTERISTICS OF BRAZILIAN DEPOSITARY RECEIPTS - BDRs

3.1.	FORM – BDRs shall be registered and will be recorded by ITAUCOR, in a book-entry system.

3.2.	ISSUANCE – The issuance of BDRs shall take place according to the instructions provided in Section III of Annex I of this contract.

3.3.	BOOKKEEPING – ITAUCOR shall keep a register of holders of BDRs (“BDR Register”), which shall contain information on holders of BDRs, individually, as well as the total number of BDRs issued on behalf of BM & FBOVESPA, as nominal trust certificates, which shall be blocked for deposit in an escrow account at that entity.

3.2.1.	The BDR Register shall keep records of the total number of certificates, as well as issuance, cancellations and changes resulting from corporate actions such as stock splits, reverse stock splits, redemptions, buybacks, share grouping, spin-offs, and bonuses, amongst others.

3.2.2.	ITAUCOR shall perform periodic reconciliation of BDRs recorded in the BDR Register with the total number of Securities deposited with the CUSTODIAN.

3.4.	OWNERSHIP – BDR ownership shall be assumed through a written statement issued by ITAUCOR to the holders of BDRs who retain their certificates in the BDR Register, and by a custody statement or an extract from the custody statement, to be submitted by BM & FBOVESPA to the holders of BDRs who hold their certificates in custody with the latter institution.

3.5.	BDR CANCELLATION – The cancellation of BDRs shall take place according to the instructions provided in Section IV of Annex I of this contract.

3.6.	TRADING ENVIRONMENT – Over the counter BDR transactions shall be permitted, with the consequent transfer of ownership, provided that they are in compliance with all legal and operational procedures, including proof of payment of all taxes.

3.7.	CUSTODY – BDRs may be kept in custody at BM & FBOVESPA, with the option of withdrawal from custody for registration in the CLIENT’s Brazilian Depositary Receipts (BDRs) Book.

4.	RIGHTS OF BDR HOLDERS

4.1.	BDRs shall grant their holders the same rights and advantages of Asset-backed Securities, and shall be held in custody by the CUSTODIAN, with the following provisions:

4.1.1.	Possession of BDRs does not confer the rights of shareholders of the CLIENT;

4.1.2.	the exercise of rights granted to BDR holders is subject to the terms and conditions contained herein; and

4.1.3.	the exercise of rights granted to holders of BDRs is subject to the restrictions set forth in Brazilian laws and regulations applicable hereto.

4.2.	PAYMENT OF DIVIDENDS AND OTHER DISTRIBUTIONS IN CASH – holders of BDRs shall be guaranteed the right to receive dividends and other cash distributions paid by overseas customers.

4.2.1.	The CLIENT shall disclose information regarding payment of dividends and other distributions in cash to the Securities market, both overseas and in Brazil.

4.2.2.	On the date that ITAUCOR receives the amounts owed overseas, and in order to make the corresponding payment to holders of BDRs, ITAUCOR shall appoint a foreign exchange agency for the entry of funds into Brazil.

4.2.3.	Upon receipt of the CLIENT’s or CUSTODIAN’s information, and upon completion of the exchange agreement referred to in the previous subsection, ITAUCOR shall inform BM & FBOVESPA of the base date of the payment terms, the amount per BDR, taxes, if any, and date of payment.

4.2.4.	Dividends and other cash distributions payable to holders of BDRs who maintain their certificates in custody at BM & FBOVESPA will be credited to the latter, as the trustee holder of the BDRs. It shall be duty of BM&FBOVESPA, in turn, to undertake the distribution of dividends and other cash distributions to the escrow agents and brokers, who are responsible for making the payments to BDR holders registered in their records in accordance with the credit option made before said institutions. Those holders of BDRs who keep their certificates in the record books shall receive payment for such credit according to the credit option contained in their credit record with ITAUCOR.

4.2.5.	Cash distributions shall be proportionate to the number of Securities represented by the BDRs, and those distributions will only be made in real (Brazilian currency – R$) and whole R$ cents.

4.2.6.	The CLIENT shall not be obliged to pay interest or any other fees during the time period from the date on which dividends and other cash distributions are paid abroad and the date that funds are credited to the holders of BDRs in Brazil.

4.2.7.	Any taxes to be collected by ITAUCOR under applicable law will be withheld before the distribution of dividends is made to holders of BDRs.

4.3.	PRE-EMPTION RIGHT – holders of BDRs will be guaranteed, when appropriate, the exercise or free disposal of the pre-emption right to subscribe securities – before the offering is made to others – that may be issued by the CLIENT, or other rights to be granted to holders of the Securities.

4.3.1.	After being informed of the granting of pre-emption rights to subscribe for securities, ITAUCOR shall notify holders of BDRs and BM & FBOVESPA of the granting of said right, and request holders of BDRs to express their interest and to either exercise their right or dispose of it.

4.3.2.	It shall be the responsibility of the CLIENT or CUSTODIAN to inform ITAUCOR regarding the number of securities that may be subscribed to, as well as to the extent to which holders of BDRs can exercise this right.

4.3.3.	It shall also be the responsibility of the CLIENT or CUSTODIAN to provide ITAUCOR with other information related to the exercise of pre-emption rights, such as (i) the issue price of securities, which should be converted to local currency, with the subsequent addition of corresponding fees set forth in the pricing schedule attached (ii) the period of exercise of subscription rights, (iii) the deadline for holders of BDRs to express their interest to ITAUCOR (iv) treatment of any surplus, and (v ) other information that may have been disclosed overseas.

4.3.4.	The subscription price of the Securities to be paid by holders of BDRs will consist of a lump sum equivalent to the following: (i) the subscription price in foreign currency converted to local currency by the PTAX sale rate, published by the Central Bank of Brazil, the day prior to the dispatch of the subscription information that ITAUCOR is to disclose to the market, (ii) exchange rate observed up until the date of payment, plus the issuance rate per BDR indicated in the Pricing Schedule in Annex III.

4.3.5.	For holders of BDRs who may hold their certificates (i) in custody at BM & FBOVESPA, the latter should make the individualized credit of the subscription rights to each BDR holder, through brokers or escrow agents, who in turn will inform their customers that they may execute their option for subscription or sale of subscription rights in Brazil, or opt not to exercise any of the foregoing. The holders of BDRs who hold their certificates (ii) recorded in the BDR Register shall receive from ITAUCOR a note of subscription, through which they can exercise their right, or assign it to another investor.

4.3.6.	The broker or escrow agent shall exercise the right to subscribe on behalf of the of holders of BDRs before BM & FBOVESPA, by making payment to the latter, which shall settle the transaction, crediting the corresponding amounts to ITAUCOR, including the amount related to the fees described in subsection 4.3.4. The subscribed BDRs at ITAUCOR shall be settled within the institution itself.

4.3.7.	ITAUCOR shall receive from brokers that provide custodial services through the BM & FBOVESPA the sums required for the subscription payment, plus any fees specified in subsection 4.3.4, and will provide a closing currency exchange rate for the transfer of funds sent abroad, for the amounts owed to the CUSTODIAN.

4.3.8.	The Custodian shall receive the amount corresponding to the issue price of the securities in foreign currency and will be responsible for the corresponding payment to the CLIENT, receiving in turn the Securities, which will be held on behalf of ITAUCOR by the CUSTODIAN, securing the BDRs to be issued in Brazil.

4.3.9.	The CLIENT shall not be obliged to pay interest or any other fees, for the time period from the date on which the securities are subscribed to the date on which they are delivered to the holders of BDRs.

4.4.	BONUSES IN STOCK SECURITIES AND STOCK SPLITS – In the hypothetical case of bonuses in stock securities or stock splits, ITAUCOR shall issue the new BDRs corresponding to such securities, and will credit them to the holders of BDRs.

4.4.1.	The new BDRs will be credited to BM & FBOVESPA in the escrow account of the respective holders – for those who hold their certificates in custody at BM & FBOVESPA. For investors who hold their BDRs in the BDR Register, the new certificates will be registered by ITAUCOR in that Register.

4.4.2.	BDRs will only be issued as whole depositary shares. The fractions generated, deemed insufficient to form a BDR, will be combined and sold by auction at BM & FBOVESPA, and the value from the sale will be credited in proportion to each BDR holder.

4.4.3.	The CLIENT shall not be obliged to pay interest or any other fees for the time period from the date on which the fractions deemed insufficient to form a BDR are assigned and transferred to ITAUCOR, to the date that the proceeds from the sale of the fractions are delivered to holders of BDRs.

4.4.4.	Any taxes that are to be collected by ITAUCOR under applicable law will be withheld before distribution is made to holders of BDRs.

4.4.5.	The CLIENT may choose not to distribute additional BDRs to holders of BDRs, and rather to adjust the ratio between Securities and BDRs.

4.5.	SHARE GROUPING – In the case of share grouping [reverse stock splits] of Securities an automatic cancellation of BDRs will take place in sufficient numbers to reflect the new amount of securities on deposit with the CUSTODIAN.

4.5.1.	For holders of BDRs who hold their certificates in custody at BM&FBOVESPA, ITAUCOR will inform the latter that it will debit each holder’s escrow account, automatically canceling the BDRs. For holders of BDRs who hold their certificates in the BDR Register, ITAUCOR will debit each individual BDR holder’s account

4.5.2.	Only whole BDRs will be cancelled. The fractions generated that are deemed insufficient to form a BDR shall be combined and sold by auction at BM & FBOVESPA, and the value from the sale will be credited in proportion to each BDR holder.

4.5.3.	The CLIENT shall not have to pay interest or any other fees for the time period between the dates on which the fractions deemed insufficient to form a BDR are assigned and transferred to ITAUCOR, and the date that the proceeds from the sale of the fractions are delivered to holders of BDRs.

4.5.4.	Any taxes that are to be collected by ITAUCOR under applicable law will be withheld before distribution is made to holders of BDRs.

4.5.5.	The CLIENT may choose not to proceed with cancellation of the BDRs required to register the share grouping to the holders, and rather to adjust the ratio between Securities and BDRs.

4.6.	SPIN-OFFS or (REVERSE STOCK-SPLITS), INCORPORATION AND MERGER – holders of BDRs will be entitled to demerge, merge or consolidate which may be decided by the CLIENT, and the treatment to be adopted will depend on the characteristics of each event.

4.6.1.	ITAUCOR and BM & FBOVESPA shall provide the records to reflect the new number of BDRs withheld by their holders.

4.7.	VOTING RIGHTS – holders of BDRs have the right to instruct ITAUCOR to exercise the votes corresponding to the Securities deposited with the CUSTODIAN, exclusively in relation to matters in which such Securities confer voting rights as provided in the CLIENT’s bylaws.

4.7.1.	When calling a General Shareholders’ Meeting, the CLIENT shall forward the call notice to ITAUCOR accompanied by a written report in support thereof of up to 4 (four) pages, already translated into Portuguese, so that it may notify holders of BDRs, considering the time limits specified in Clause 4.7.2 here below.

4.7.2.	Upon receipt of the notification as provided in Section 4.7.1 here above, ITAUCOR shall, within a period no greater than 10 days, send to holders of BDRs – at the addresses they keep on record with ITAUCOR – and their respective brokers or escrow agents, a notice which must contain: (a) the information contained in the notification received by ITAUCOR, (b) a statement declaring that holders of BDRs shall have the right to send their voting instruction to ITAUCOR no later than 5 (five) working days before the meeting date, through the completion of voting instructions to be forwarded, together with the written notice mentioned here above.

4.7.3.	Replies to communications sent in accordance with Clause 4.7.2 above, containing voting instructions, should be directed to ITAUCOR, Rua Ururaí, 111 – Prédio II – Piso Térreo – Tatuapé – São Paulo, SP, CEP 03084-010, aos cuidados da Unidade Dedicada de Produtos ADR/BDR (c/o Unit In Charge Of ADR/BDR.)

4.7.4.	Upon receipt of the corresponding voting instructions, ITAUCOR shall proceed to tabulate the votes and will forward the information to the CUSTODIAN via a SWIFT message, or a PDF email attachment, or fax.

4.7.5.	Upon receiving the information, the Custodian, will empower someone to vote – in accordance with the voting instructions received from ITAUCOR – as representative in the shareholders’ meeting.

4.7.6.	ITAUCOR and its agents shall not be liable to the CLIENT, to holders of BDRs, or to any third party, as applicable, for failure due to non-receipt of voting instructions or non-receipt of such instructions in time to meet the deadlines set forth in Section 4.7.2 here above.

4.7.7.	If the CLIENT sends ITAUCOR a notification of a call for a general meeting to request that the holders of BDRs voting instructions are sent in a timely manner, but ITAUCOR does not receive the voting instructions by the specified date, it will be deemed by ITAUCOR that there are no voting instructions to be exercised. In such case, the votes corresponding to Securities deposited with the CUSTODIAN will not be exercised.

4.7.8.	Under no circumstance shall ITAUCOR be entitled to exercise discretionary voting rights with respect to the Securities backing BDRs. If, after compliance with the provisions in sections 4.7.1 to 4.7.5, ITAUCOR fails to receive voting instructions, from one or more BDR holders with respect to the Securities, ITAUCOR cannot delegate the right to vote on Securities to a person designated by the CLIENT.

4.8.	OTHER BDR HOLDERS’ RIGHTS – Other rights of holders of BDRs that may affect the number of Securities or BDRs, or may bring consequences unintended in this contract, shall be settled by agreement between the CLIENT and ITAUCOR.

4.8.1.	At any time that ITAUCOR receives cash distributions other than those previously set forth, ITAUCOR should distribute them to holders of BDRs in proportion to the number of BDRs held by each, provided that this is in accordance with the provisions of this contract and applicable law.

4.8.2.	Holders of BDRs shall not be offered any rights or other prerogatives that are or may be illegal or inconsistent with Brazilian Law in force, or which are impractical regarding availability to holders of BDRs.

4.8.3.	The holder of BDRs will be responsible for any taxes or other governmental charges debited to his/her BDRs, or securities deposited with the CUSTODIAN.

4.8.4.	ITAUCOR shall be under no obligation to become involved in any lawsuit or other legal action relating to BDRs or this contract, on behalf of holders of BDRs, or on behalf of any other party.

4.9.	CANCELLATION OF REGISTRATION WITH CVM and BM&FBOVESPA – The CLIENT may delist and become a company no longer listed with CVM for BDR trading, canceling its registration for listing said certificates with BM & FBOVESPA. In this case, the CLIENT or its controlling shareholders must proceed under applicable laws and regulations.

5.	ITAUCOR OBLIGATIONS

5.1.	ITAUCOR is responsible for:

(a)	the correct issuance of BDRs, based on the underlying Securities that were deposited with the CUSTODIAN;

(b)	adopting the same standard of care they would exercise over their own assets and securities when carrying out their functions and fulfilling their duties; adhering to the principles and professional standards of diligence, prudence and expertise of normal activity of issuance of certificates;

(c)	acts or omissions that are exclusively attributable to ITAUCOR and which result in impairment or extinction of the BDRs or rights inherent to them;

(d)	facilitation of inspection at its offices, located at Rua Ururaí, 111 – Prédio II – Piso Térreo – Tatuapé – São Paulo, SP, as well as any reports issued or made available by the CLIENT, which must necessarily be provided in Portuguese, unless otherwise required by law;

(e)	sending to holders of BDRs, as per written request, copies of reports and notices mentioned here above; as well as

(f)	simultaneous disclosure in Brazil of information related to corporate events forwarded by the CLIENT, pursuant to subsection 6.1 (a) of this contract.

5.1.1.	ITAUCOR shall not be liable for any disclosure of information that is no longer made or valid in Brazil, if the customer has not been previously notified, pursuant to subsection 6.1 (a) and (b) of this agreement.

5.2.	Itaucor agrees, if the CLIENT requests, to provide the CLIENT with the information available as well as other information made available by the BM & FBOVESPA, including:

(a)	disclosure of the BDRs holder’s name and the gross assets, net and income tax withholding for the payment of dividends and other cash distributions, if any;

(b)	values of the ratio of total gross, net and income tax withholding for the payment of dividends or other cash distributions, according to the tax filing frequency required under tax legislation;

(c)	communication, by mail or electronic correspondence, regarding the annual period, indicating the BDR holder’s name, values of the ratio of total gross, net and income tax withholding for the payment of dividends or other distributions in cash, and

5.3.	ITAUCOR guarantees to transfer to BM & FBOVESPA the resources that are paid by the customer, either directly or through a custodian, for the cash distributions to which holders of BDRs registered in its custody are entitled, as well as the resources they obtain from the sale of BDR fractions in listings with BM & FBOVESPA, if applicable.

5.3.1.	BM & FBOVESPA shall transfer such resources to the brokers and escrow agents, which, in turn, will make payments to holders of BDRs.

5.3.2.	the CLIENT, at its discretion, may disclose to ITAUCOR and BM & FBOVESPA, those holders of BDRs whose payment of dividends, bonuses or other cash distributions that the CLIENT wishes to make independently.

5.3.3.	Under no circumstance shall ITAUCOR transfer abroad dividends or other cash distributions.

5.4.	In cases of capital increase by way of subscription of Securities of the client, ITAUCOR guarantees to make payments of dividends or interest on equity, or grant cash rebate on a pro rata basis, provided they applied similarly to any type or class of BDR issued.

5.4.1.	Under no circumstance shall ITAUCOR assume debt on payments of dividends, bonuses or other cash distributions, or advance or loan funds to the CLIENT.

5.4.2.	If, on the date set for receipt of amounts in local currency, from the closing of the exchange contract for payment of distributions mentioned above, there is no balance available in the CLIENT’s account to cover the exchange contract, ITAUCOR shall inform BM & FBOVESPA of this fact and will not transfer resources that day, letting the CLIENT assume the resulting burden entirely.

5.5.	It is also the obligation of ITAUCOR, during the term of this agreement, to maintain in full validity all governmental authorizations necessary for the provision of services under this Agreement.

5.6.	ITAUCOR guarantees to provide CVM, at any time within the time period set by the latter, with any information and documentation relating to the approved BDR program and the Securities issued.

6.	OBLIGATIONS OF THE CLIENT

6.1. The CLIENT agrees to:

(a)	notify ITAUCOR regarding the date scheduled for conducting any corporate events overseas;

(b)	simultaneously disclose in Brazil all information being disclosed abroad;

(c)	refrain from issuing publications in which reference is made to ITAUCOR, or services under this Agreement without the prior knowledge by the latter, except in relation to publications determined by the LSA and public offerings of Securities that should contain information about the provision of BDRs issuance and bookkeeping services;

(d)	refrain from practicing or granting powers for third parties to practice any act relating to the service contract;

(e)	transfer to the CUSTODIAN, according to the conditions set forth in this contract, the payment amounts per item of distributions of dividends, bonuses and other cash distributions;

(f)	give notice of the contents of this contract to the entire market, including holders of BDRs and intermediaries such as brokers and escrow agents, specifically with regard to the duties and procedures to be followed,

(g)	bring to the knowledge of the market, brokers and escrow agents information regarding relevant facts related to the CLIENT and deliberate corporate events abroad, and;

(h)	protect ITAUCOR in the event of noncompliance with the provisions of subparagraphs (a) and (b) here above

7.	COMPENSATION

7.1.	ITAUCOR shall receive the compensation indicated in Annex III, according to the provisions set forth therein.

8.	CONFIDENTIALITY

8.1.	The parties, their officers, employees and agents shall maintain confidentiality in all respects regarding all information to which they have access as a result of the execution of this contract.

8.2.	The following items are considered confidential for the purposes of this contract: all documents, general information, commercial or operational assessments, analysis, interpretations or other data that have not been published lawfully and without breach of this contract, together or separately designated confidential information, concerning the parties, their clients and persons or entities with whom they have relationships.

8.3.	Non-Confidential information:

(a)	information that is within or enters the public domain without the interference of any party;

(b)	was known to any party or their representatives before the start of negotiations that resulted in this contract.

8.4.	The parties may only disclose any confidential information to a third party with the prior consent of the owner of the corresponding information.

8.5.	If any party, as determined by a public authority or as a result of a court order, is obliged to disclose any confidential information, it must proceed as follows:

(a)	immediately inform the party owning the confidential information of the order from a public authority or judge, unless this information is sealed, and,

(b)	facilitate all information and permissions as may be necessary for the holders of confidential information, as applicable, to defend themselves against disclosure of any confidential information.

8.6.	Confidential information may not be used for any purpose other than:

(a)	the normal execution of this contract; or

(b)	the maintenance of records and files obtained by the legislation.

8.7.	Besides constituting a breach of contract, the violation of confidentiality, including that committed by the employees, officers and representatives of a party for any purpose, requires the infringing party to pay compensation for damage caused to the other party’s proprietary information.

8.8.	Compensation payment does not relieve the parties, their directors, officers and representatives in any capacity from continuing to uphold, as appropriate, the duty of confidentiality, as provided herein.

8.9.	Whatever the cause of dissolution of this agreement, the parties remain bound by it, and its officers, employees and representatives, in any title, are to respect the duty of confidentiality, even after termination hereof. Failure to do so will result in liability for compensation for the damage caused.

9.	ASSIGNMENT

9.1.	The assignment of rights and transfer of rights and obligations, without the consent of the other party, is prohibited under this contract, except in the case where ITAUCOR would assign them entirely or partially to the company with which they are associated, in which regard the CLIENT should be informed with 30 (thirty) days notice.

10.	DURATION AND TERMINATION

10.1.	This agreement shall remain in force indefinitely and may be terminated, without charge, by either party by written notice sixty (60) days in advance.

10.2.	The receiving party, at its discretion, may waive compliance with the other part of the notice period.

11.	RESOLUTION

11.1.	UNILATERAL RESOLUTION FOR BREACH OF CONTRACT – This contract may be terminated by either party upon failure on the part of the other party to comply with obligations contained herein and, after being notified in writing, to cease those actions, within 15 (fifteen) days from receipt of said notification, take one of the steps indicated here below:

(a)	cease or correct the violation committed, without prejudice to compensation to the aggrieved party for the damages caused, or

(b)	compensate the aggrieved party for the evidenced damage caused when compliance with the compliance obligation is no longer possible or is no longer in the interest of the aggrieved party.

11.2. UNILATERAL RESOLUTION BY ITAUCOR – ITAUCOR may unilaterally cancel this contract if:

(a)	the Client requires from ITAUCOR the practice of an illegal operation or an action of a dubious nature in the view of rules in financial and capital markets or uses and customs of this market; and

(b)	the CLIENT has declared bankruptcy or has petitioned for judicial or extrajudicial deferment of liabilities.

11.3. UNILATERAL RESOLUTION BY THE CLIENT – The CLIENT may unilaterally cancel this contract if ITAUCOR:

(a)	has declared bankruptcy; or

(b)	is being subjected to extrajudicial intervention, or

(c)	is being subject to liquidation or judicial or extrajudicial dissolution.

12.	OBLIGATIONS RELATING TO THE DISSOLUTION OF THE CONTRACT

12.1.	In any event of dissolution of the agreement, ITAUCOR must communicate this fact to holders of BDRs, in writing, through correspondence mailed to the addresses of their brokers or escrow agents, at least 60 (sixty) days from the date of conclusion of the contract.

12.2.	In any event of dissolution of this contract, to prevent possible damage to the CLIENT and holders of BDRs, ITAUCOR shall remain responsible for the maintenance of records in the BDR Register and other related services for a period of twenty (20) days following the termination of the contract.

12.2.1.	During the aforementioned period, only the entry of records and the provision of services, which had been requested or indicated prior to the date of dissolution of this contract, ending after that period, in the BDRs Register Book, shall be included.

12.3.	ITAUCOR guarantees to provide the CLIENT, or the financial institution designated by the latter, with all existing documents and information that it possesses as a result of services under this Agreement.

12.4.	In case of appointment of a new depositary before the expiration of this contract or during the period referred to in subsection 12.2 above, the CLIENT must notify ITAUCOR, that it is required, immediately after receiving this notice, to:

(a)	transfer to the new custodian the registry of ownership of BDRs and all rights and faculties held by ITAUCOR through possession of the depository institution;

(b)	immediately submit to the CLIENT and to the new custodian all information and documentation obtained as a result of the services rendered;

(d)	facilitate the transfer to the new custodian of the BDRs, accounts, registers, and other information related to the CLIENT and to the new custodian, if necessary tasking its qualified personnel with the execution of said transfer; and

(d)	provide the services set forth herein until the transfer to the new custodian is made effective.

13.	AMENDMENTS

13.1.	This contracts and the rights hereby conferred upon the holders of the BDRs may be amended without the approval of the holders of the BDRs.

13.1.1.	ITAUCOR shall inform the holders of the BDRs of any relevant amendment in writing, addressed to each holder of BDRs at the addresses listed in the BDR registries kept by the corresponding brokers or escrow agents.

13.1.2.	In the event that an amendment (i) adds or increases fees or charges (except for taxes or other governmental charges or registration tariffs, or wire transfer costs, by SWIFT or e-mail or fax or mailing costs, or any similar expenses); or (ii) affects a significant right held by the holders of the BDRs, said amendment may only come into force 30 (thirty) days after the date of dispatch of the notification set forth in the previous paragraph.

13.2.	At such time as an amendment comes into force, the holders of the BDRs, on maintaining possession thereof, are deemed to (i) declare their agreement with the amendment and their conformity with the amended terms hereof, and (ii) accept the modification of the rights of the BDRs.

14.	REPAIRING DAMAGES

14.1.	The parties are obligated to make restitution for damages caused by one party to the other party or to third parties through negligence or willful misconduct in relation to services contracted, including damage to the image of a party arising through the violation of privileged communications or confidentiality.

14.2.	The damages described in the previous paragraph shall include expenses and damages arising through court judgments, fines, interest, and other penalties imposed by law, regulations, or tax authorities in administrative and legal procedures, as well as corresponding legal fees.

14.3.	The party found to be at fault shall make restitution within a maximum of five (5) days from the date of dispatch of the notification, accompanied by corresponding and evidential documentation, amounting to the cost of damages caused, including corresponding legal fees and expenses, adjusted in accordance with variation in the IGPM/FGV index or, if this index is not available, the IGP-DI/FGV or, if neither index is available, the IPC/FIPE, from the date on which the damage occurred up until the date of payment, adding an arrears interest rate of 12% (twelve percent) per year and a penalty of 2% (two percent).

15.	GENERAL PROVISIONS

15.1.	The CLIENT may, at its own expense, personally or by means of an audit, oversee the execution of the services set forth herein and the accounts recorded in the BDR Accounting Registry, by prior appointment.

15.2.	Oversight of the services is subject to the obligations of confidentiality and banking privacy, as defined in applicable legislation and herein.

15.3.	The CLIENT must present documentation supporting tax exemption or immunity received by holders of BDRs under certain conditions, which documentation shall, in the event of the dissolution of this agreement, be returned to the CLIENT, in accordance with protocol, for appropriate action and filing within legally stipulated periods.

15.4.	The CLIENT must grant ITAUCOR special faculties allowing it to act in the name of the CLIENT during the time in which this contract is in force and in compliance with instructions received, in undertaking all actions necessary for the execution of the services set forth herein.

15.5.	The CLIENT and ITAUCOR accept no responsibility for any action or omission on the part of any holder of BDRs with regard to the obligations of the holder under Brazilian legislation or regulations relating to foreign investment in Brazil with regard to the redemption or sale of securities deposited with the CUSTODIAN, including but not limited to failure to comply with a requirement to register investment in conformity with terms of any applicable Brazilian regulation or any failure to report foreign currency transactions to the Banco Central do Brasil, as applicable.

15.5.1.	Each holder of BDRs shall take responsibility for the submittal of any false information regarding foreign currency transactions to ITAUCOR, CVM, or the Banco Central do Brasil related to deposits and redemptions of securities deposited with the CUSTODIAN.

16.	TOLERANCE

16.1.	The tolerance by one party of a failure on the part of the other party to comply with any obligation does not imply a waiver of the right to demand compliance, or amnesty, or the amendment of any of the terms agreed herein.

17.	JURISDICTION

17.1. The district of the Comarca de la Capital de São Paulo is chosen as the competent jurisdiction.

This contract is signed in 3 (three) copies.

/s/ Adelmo F. Lima Filho	/s/ Fernando José E. Santos
Adelmo F. Lima Filho	Fernando José E. Santos

São Paulo, 27th February 2012

ITAÚ CORRETORA DE VALORES S.A.

Santiago de Chile, 27th February 2012

/s/ Alejandro de la Fuente

Alejandro de la Fuente

LAN Airlines S.A.

/s/ Roberto Alvo

Roberto Alvo

LAN Airlines S.A.

Declaration
Having read this contract, we declare that we are in no doubt regarding any of its provisions.
CLIENT

Witnesses:

1)
Name:
R.G. :

2)
Name:
R.G. :

ANNEX I OF THE CONTRACT FOR THE PROVISION OF SERVICES FOR THE ISSUANCE AND

BOOKKEEPING OF BDRs

I.	DESCRIPTION OF THE SERVICES PROVIDED BY ITAUCOR

1.1.	The services provided by ITAUCOR include:

(a)	Issuance and cancellation of BDRs;

(b)	payment of dividends or other distributions of funds to holders of BDRs registered in the BDR Registry;

(c)	transfer of resources to BM&FBOVESPA relating to the distribution of dividends or other distribution of funds with regard to BDRs in the custody of BM&FBOVESPA, such that it is able to distribute these funds to the corresponding brokers or escrow agents who, in turn, shall transfer the resources to the owners of the BDRs;

(d)	responsibility for bonuses relating to the securities that serve as backing for the BDRs and, in consequence, relating to the BDRs themselves;

(e)	inscription of new securities that shall serve as backing for the BDRs;

(f)	stock splits and reverse stock splits of securities that serve as backing for the BDRs and, in consequence, relating to the BDRs themselves;

(g)	alteration of the proportional relationship between the securities and the BDRs arising through corporate events or simply in adjustment to market value;

(h)	such steps as may be necessary as a result of demergers, mergers, and fusions relating to the CLIENT, in the event of a change in the value of the securities that serve as backing for the BDRs and, in consequence, relating to the BDRs themselves;

(i)	accountancy and control of the BDR Registry;

(j)	accompanying accounting report and other information relating to the BDRs;

(k)	drawing up of a list of holders of BDRs containing information required in compliance with the specifications set forth by the CVM, or the Stock Exchange, relating to the positions of holders of BDRs;

(l)	report of yields paid in compliance with the requirements of the Tax Authority;

(m)	services rendered to the holders of the BDRs in supplying information and guidance; and

(n)	all other services falling within the remit of issuing institutions and issuers of certificates of deposit of securities, in accordance with the law or with the regulatory framework.

II.	CUSTODIAN ACCOUNT FOR THE DEPOSIT OF BDRs PENDING CANCELLATION

2.1.	In order to cancel ITAUCOR BDRs, they should be deposited in custodian account 3558-0, client 1-5, portfolio 2101-6.

III.	ISSUANCE OF BDRs

3.1.	Issuance of BDRs by investors resident and domiciled in Brazil

3.1.1.	Any investor resident and domiciled in Brazil may, at any time, give instructions to a Brazilian broker to request of foreign broker to purchase securities overseas, in order to serve as backing for the issuance of BDRs in Brazil, undertaking the deposition of the securities with the CUSTODIAN.

3.1.2.	In order to liquidate the purchase of securities overseas, for use as backing of BDRs, the broker or escrow agent in Brazil may undertake the exchange of national currency for a foreign currency by means of a specific purpose exchange contract for the BDR Program, which should be undertaken presenting a brokerage note for the purpose of securities and other documentation as required other financial institution responsible for the currency exchange operation.

3.1.2.1.	The broker or escrow agent must undertake currency exchange operations relating to the purchase of securities for the issuance of BDRs in accordance with applicable regulations.

3.1.3.	In the physical settlement of shares abroad, the CUSTODIAN will receive the securities, which will remain on deposit at the institution indicated as backing for the BDRs that shall be issued by ITAUCOR in Brazil.

3.1.4.	The broker or escrow agent must send instructions to the CUSTODIAN, informing the escrow agent and the client in Brazil that the BDRs must be received.

3.1.5.	At such a time as the CUSTODIAN receives the securities, fully paid for and definitively, and the instruction informing the escrow agent and the client in Brazil that the BDRs are to be received, the CUSTODIAN must send ITAUCOR a SWIFT message, a pdf file letter, or a fax, requesting the issuance of the BDRs and the provision of same to the investor by means of BM&FBOVESPA, registered in the BDR Registry.

3.1.6.	The Brazilian broker or escrow agent must (i) pay to ITAUCOR the BDR issue fee indicated in the pricing schedule (Annex III) per BDR issued, calculated by the multiplication of the quantity of BDRs by the value of the fee, which sum should be deposited into current account Nº 30.549-5 at Agencia 2001, designated by ITAUCOR on the date of the request for the issuance of BDRs (“Issue Fee”), (ii) send to ITAUCOR by letter or fax the electronic receipt or SWIFT message, informing the escrow agent of the receipt of the BDRs (“BDR Issue Instruction”), and (iii) send to ITAUCOR a copy of the currency exchange contract created in order to pay for the securities abroad, if applicable.

3.1.7.	ITAUCOR shall issue the BDRs following (a) receipt of (i) the SWIFT message from the CUSTODIAN, naming the recipient of the BDRs, (ii) the Issue Fee, (iii) the BDR Issue Instruction, and (iv) the copy of the currency exchange contract created in order to pay for the securities abroad, if applicable, and (b) verification that all documents are valid and contain the information necessary for the issuance of the BDRs.

3.1.8.	ITAUCOR shall accredit the BDRs in the BDR Registry in the name of the investor or in the name of BM&FBOVESPA for those investors who wish for their BDRs to be held in custody. ITAUCOR shall then remit the BDRs to the corresponding holder.

3.1.9.	ITAUCOR and the CUSTODIAN may require that the person or body depositing the shares submit all documents and legal instruments that they consider necessary for the issuance of the BDRs, documentation of ownership of the corresponding securities, and of compliance with applicable legislation, including instructions addressed to ITAUCOR for the issuance of the BDRs.

3.1.9.1.	No BDRs shall be issued if the holders of the securities do not comply with these requirements.

3.1.10.	Under no circumstances may BDRs be issued without the corresponding confirmation by the CUSTODIAN that the entire sum corresponding to the securities has been deposited with the CUSTODIAN.

3.1.11.	Once the BDR has been issued, the owner may trade the BDR freely, wherever permitted.

3.2. Issuance of BDRs by investors resident and domiciled overseas and registered in Brazil in accordance with the terms of the resolution in force

3.2.1. Investors resident and domiciled overseas may, at any time, give instructions to their escrow agent or legal representative to deposit securities overseas with the CUSTODIAN in order to serve as backing for the issuance of BDRs in Brazil,

3.2.2	In the physical settlement of the securities overseas, the CUSTODIAN will receive the securities, which shall remain on deposit at the institution indicated as backing for the BDRs that ITAUCOR shall issue in Brazil.

3.2.3.	The escrow agent or legal representative must send instructions to the CUSTODIAN, informing the escrow agent in Brazil that the BDRs are to be received.

3.2.4.	At such a time as the CUSTODIAN receives the securities, fully settled, and instructions informing the escrow agent in Brazil that the BDRs are to be received, the CUSTODIAN must send a SWIFT message, a pdf file letter, or a fax to ITAUCOR, requesting the issuance of the BDRs and the provision of same to the investor by means of BM&FBOVESPA,

3.2.5.	The Brazilian broker or escrow agent must (i) pay to ITAUCOR the BDR issue fee indicated in the pricing schedule (Annex III) per BDR issued, calculated by the multiplication of the quantity of BDRs by the value of the fee, which sum should be deposited into current account Nº 30.549-5 at Agencia 2001, designated by ITAUCOR on the date of the request for the issuance of BDRs (“Issue Fee”), (ii) send to ITAUCOR by letter or fax the electronic receipt or SWIFT message, informing the escrow agent of the receipt of the BDRs (“BDR Issue Instruction”), and (iii) send to ITAUCOR a copy of the simultaneous exchange contract for registration at the Banco Central do Brasil, in accordance with regulations in force.

3.2.6.	ITAUCOR shall issue the BDRs following (a) receipt of (i) the SWIFT message from the CUSTODIAN, naming the recipient of the BDRs, (ii) the Issue Fee, (iii) the BDR Issue Instruction, and (iv) the copy of the simultaneous exchange contract for registration at the Banco Central do Brasil, in accordance with regulations in force, and (b) verification that all documents are valid and contain the information necessary for the issuance of the BDRs.

3.2.7.	ITAUCOR shall accredit the BDRs in the BDR Registry in the name of BM&FBOVESPA, and shall then remit the BDRs to the corresponding holder.

3.2.8.	ITAUCOR and the CUSTODIAN may require that the person or body depositing the shares submit all documents and legal instruments that they consider necessary for the issuance of the BDRs, documentation of ownership of the corresponding securities, and of compliance with applicable legislation, including written instructions addressed to ITAUCOR for the issuance of the BDRs.

3.2.9.	No BDRs shall be issued if the holders of the securities do not comply with these requirements.

3.2.10.	Under no circumstances may BDRs be issued without the corresponding confirmation by the CUSTODIAN that the entire sum corresponding to the securities has been deposited with the CUSTODIAN.

3.2.11.	Once the BDR has been issued, the owner may trade the BDR freely, wherever permitted.

3.3.	Purchase of BDRs on BM&FBOVESPA by investors resident and domiciled in Brazil

3.3.1.	Investors resident and domiciled in Brazil are empowered to purchase BDRs on BM&FBOVESPA, and to hold them in their portfolios for later disposal on BM&FBOVESPA or disposal of the underlying securities overseas following the cancelation of the BDRs.

3.4.	Purchase of BDRs on BM&FBOVESPA by investors resident and domiciled overseas and registered in Brazil in accordance with the terms of the resolution in force

3.4.1.	Nonresident investors are empowered to purchase BDRs on BM&FBOVESPA. For these purposes they must make payment for the certificates by means of (i) resources that they already hold in Brazil (ii) the creation of an exchange contract, in accordance with regulations in force.

IV.	CANCELLATION OF BDRs

4.1.	Cancellation of BDRs by investors resident and domiciled in Brazil

4.1.1.	Investors resident and domiciled in Brazil may, at any time, give instructions to a Brazilian broker to request that a foreign broker sell the securities overseas through the cancellation of their BDRs in Brazil.

4.1.2.	In order to cancel BDRs, the holder must instruct the Brazilian broker or escrow agent to cancel the BDRs at ITAUCOR, liberating the securities the serve as backing overseas, permitting their disposal.

4.1.3.

In order to cancel BDRs, the Brazilian broker or escrow agent must (i) transfer the BDRs to ITAUCOR to escrow agent 3558-0, client 1-5, portfolio 2101-6, (ii) receive information from the foreign broker for the physical settlement of the securities, (iii) send a letter, fax, electronic receipt or SWIFT message to ITAUCOR, providing information on the overseas escrow for the settlement of the sale of the securities backing the BDRs (“BDR Cancellation Instruction”) and (iv) make payment to ITAUCOR of the BDR Cancellation Fee indicated in the pricing schedule (Annex III), calculated by multiplying the number of BDRs by the value of the fee, which sum should be deposited in current account Nº 30.549-5, at Agencia 2001, designated by ITAUCOR on the date of the request for the cancellation of the BDRs (“Cancellation Fee”).

4.1.4.	ITAUCOR, following (a) receipt of (i) the BDRs, (ii) the BDR Cancellation Instruction, (iii) the Cancellation Fee, and (b) verification that all documents are valid and contain the information necessary for the transfer of the securities for the cancellation of the BDRs, must send a SWIFT message requesting the transfer of the securities and providing information on the account to which they are to be credited, in accordance with information received from the Brazilian broker or escrow agent.

4.1.5.	The CUSTODIAN, on receiving from ITAUCOR a SWIFT message, pdf file letter, or fax shall undertake the necessary verification steps and then transfer the securities to the holding account of the foreign broker, thus settling the sale of the securities.

4.1.6.	Following the financial settlement of the sale of the securities that serve as backing for the issuance of the BDRs overseas, the Brazilian broker or escrow agent may undertake the exchange of foreign currency for national currency, by means of an exchange contract, which must be undertaken together with the presentation of the brokerage note for the sale of the securities and other documents that may be required by the financial institution responsible for the currency exchange operation.

4.1.6.1.	The broker or escrow agent may undertake currency exchange operations relevant to the settlement of the BDRs in accordance with applicable legislation.

4.1.7.	ITAUCOR and the CUSTODIAN may require that the person or entity holding the BDRs to be cancelled submits all documents and legal instruments that they consider necessary for the cancellation of the BDRs, the sale of the underlying securities abroad, and compliance with applicable legislation, including written orders sent to ITAUCOR for the cancellation of the BDRs.

4.1.7.1.	No BDR may be canceled if its holders do not comply with these requirements.

4.1.8.	Under no circumstances may the CUSTODIAN transfer the underlying securities without ITAUCOR having confirmed that the corresponding BDRs have been canceled.

4.1.9.	In accordance with Tax Acts # 324, of January 29, 1990, and # 3708, of October 1, 1999, of the Internal Tax Service of Chile, which regulates tax imposition on foreign securities representing shares issued by Chilean entities, the purchase value of any equity at the time of the cancellation of a BDR by its holder, with the consequent processing of security documents, shall be the highest sale value of such securities, as registered on the Santiago Stock Exchange Market on the day that said securities, transferred by ITAUCOR to the aforementioned holder were registered in the Client’s Shareholders Book. In the event that the securities are not traded on the Santiago Stock Exchange Market, such value will be the highest sale price as registered in the Santiago Securities Exchange Market or any other security market available in Santiago. In the event that no sale value is registered on the day of the inscription of the transfer in the Client’s Shareholders Book, said value will be considered equivalent to the highest sale value registered in the book on the last day on which sale values were registered; dependent, however, on the circumstance that, if said date occurred more than 30 days prior to the date of said transfer, the considered price shall be increased (or decreased) by the same percentage as the increase (or decrease) observed during the corresponding period in the Chilean Consumer Price Index, registered by the competent Chilean Authority. Notwithstanding the aforementioned, in the event that the equities exchanged are sold by the CDR holder on a Chilean Stock Exchange market on the same day that the transfer was registered in the Client´s Shareholders Book, or within two Chilean working days before the day on which the sale was registered in the books, the buying price of the exchanged equities will be the price recorded on the receipt issued by the broker that participated in the sales operation.

4.2.	Sale of BDRs on BM&FBOVESPA by investors resident and domiciled in Brazil

4.2.1.	Investors resident and domiciled in Brazil are empowered to sell BDRs on BM&FBOVESPA or to cancel them through the disposal of the underlying securities overseas, in accordance with the stipulations of points 4.1.1 to 4.1.9 above.

4.3.	Cancellation of BDRs by investors resident and domiciled overseas and registered in Brazil, in accordance with the resolution in force

4.3.1. Nonresident investors may request the cancelation of BDRs. For these effects, they must (i) instruct their escrow agent or legal representative to cancel the BDRs.

4.3.2. The escrow agent or legal representative of the nonresident investor, on receipt of the corresponding instruction from the respective investor, must (i) register the cancellation of the BDRs at the Banco Central do Brasil, in accordance with the transaction at hand, (ii) inform ITAUCOR regarding this registration, attaching a copy of the document issued by the Banco Central do Brasil, (iii) transfer the BDRs to ITAUCOR, (iv) send a letter, fax, electronic receipt, or SWIFT message to

ITAUCOR, reporting the information on custody overseas for the transfer of the underlying securities that serve as backing for the issuance of the BDRs and (v) make payment to ITAUCOR of the Cancellation Fee.

4.3.3. ITAUCOR, following (a) receipt of (i) a credit of the BDRs, (ii) the BDR Cancellation Instruction, (iii) the Cancellation Fee, and (iv) the documentation from the Banco Central do Brasil, and (b) verification that all documents are valid and contain the information necessary for the transfer of the securities for the cancellation of the BDRs, must send a SWIFT message to the CUSTODIAN requesting the transfer of the securities and providing information on the account to which they are to be credited, in accordance with information received from the broker or escrow agent of the nonresident investor.

4.3.4. The CUSTODIAN, on receiving a SWIFT message from ITAUCOR, shall undertake the necessary verification steps and transfer the securities to the holding account of the foreign broker.

4.3.5. ITAUCOR and the CUSTODIAN may require that the person or entity holding the BDRs to be cancelled submits all documents and legal instruments that they consider necessary for the cancellation of the BDRs, the transfer of the underlying securities overseas, and compliance with applicable legislation, including orders sent to ITAUCOR for the cancellation of the BDRs.

4.3.5.1. No BDR may be canceled if its holders do not comply with these requirements.

4.3.6. Under no circumstances may the CUSTODIAN transfer the underlying securities without ITAUCOR having confirmed that the corresponding BDRs have been canceled.

4.3.7.

In accordance with Tax Acts # 324, of January 29, 1990, and # 3708, of October 1, 1999, of the Internal Tax Service of Chile, which regulates tax imposition on foreign securities representing shares issued by Chilean entities, the purchase value of any equity at the time of the cancellation of a BDR by its holder, with the consequent processing of security documents, shall be the highest sale value of such securities, as registered on the Santiago Stock Exchange Market on the day that said securities, transferred by ITAUCOR to the aforementioned holder were registered in the Client’s Shareholders Book. In the event that the securities are not traded on the Santiago Stock Exchange Market, such value will be the highest sale price as registered in the Santiago Securities Exchange Market or any other security market available in Santiago. In the event that no sale value is registered on the day of the inscription of the transfer in the Client’s Shareholders Book, said value will be considered equivalent to the highest sale value registered in the book on the last day on which sale values were registered; dependent, however, on the circumstance that, if said date occurred more than 30 days prior to the date of said transfer, the considered price shall be increased (or decreased) by the same percentage as the increase (or decrease) observed during the corresponding period in the Chilean Consumer Price Index, registered by the competent Chilean Authority. Notwithstanding the aforementioned, in the event that the equities exchanged are sold by the CDR holder on a Chilean Stock Exchange market on the same day that the transfer was registered in the Client’s Shareholders Book, or within two Chilean working days before the day on which the sale was registered in the books, the buying price of the exchanged equities will be the price recorded on the receipt issued by the broker that participated in the sales operation.

4.4.	Sale of BDRs on BM&FBOVESPA by investors resident and domiciled overseas and registered in Brazil, in accordance with the resolution in force.

4.4.1. Nonresident investors are entitled to sell BDRs on BM&FBOVESPA. For these purposes, they must receive the resources arising from the sale and may retain said resources in Brazil for reinvestment in other assets or transfer them overseas by the creation of a currency exchange contract under the RDE [Electronic Declaratory Registration] set forth in Resolução CMN 2.689, of the Conselho Monetário Nacional. Nonresident investors are also entitled to cancel their BDR’s as per clauses 4.3.1. to 4.3.7, above.

V.	CLIENT SERVICE OFFICES FOR HOLDERS OF BDRs

5.1. Any client service request, with the exception of those that relate to the exercise of voting rights, may be conducted at one of the specialized agencies listed below:

São Paulo (SP)	Rua XV de Novembro, 176 - Térreo	Tel. (11) 3247-3138
Rio de Janeiro (RJ)	Rua Sete de Setembro, 99, subsolo, Centro	Tel. (21) 2202-2592
Curitiba (PR)	Rua João Negrão, 65	Tel. (41) 3320-4128
Porto Alegre (RS)	Rua Sete de Setembro, 746	Tel. (51) 3210-9150
Belo Horizonte (MG)	Rua João Pinheiro, 195, subsolo	Tel. (31) 3249-3524
Salvador (BA)	Av. Estados Unidos, 50, 2º andar, E. Sesq.	Tel. (71) 3319-8010
Brasília (DF)	SC Sul Quadra 3, Ed. Dona Ângela, s/ loja	Tel. (61) 3316-4849

In order to make use of voting rights, correspondence must be addressed to:

Banco Itaú S.A.

At. Unidade Dedicada de Produtos ADR/BDR

Rua Ururaí, 111 – Prédio II – Piso Térreo – Tatuapé – São Paulo, SP, CEP 03084-010.

ITAUCOR is entitles to amend the list of client service offices by communication in writing to the CLIENT.

/s/ Adelmo F. Lima Filho	/s/ Fernando José E. Santos	São Paulo, Brazil
Adelmo F. Lima Filho	Fernando José E. Santos	February 27, 2012

ITAÚ CORREDORA DE VALORES S.A.

/s/ Alejandro de la Fuente	Santiago, Chile
Alejandro de la Fuente LAN Airlines S.A.	February 27, 2012

/s/ Roberto Alvo
Roberto Alvo LAN Airlines S.A.

Declaration
Having read this contract, we declare that we are in no doubt regarding any of its provisions.
CLIENT

Witnesses:

1)
Name:
R.G. :

2)
Name:
R.G. :

ANNEX II TO THE SERVICE CONTRACT FOR THE ISSUANCE AND BOOKKEEPING OF BDRs

SAMPLE LETTER OF AUTHORIZATION FOR THE ALLOCATION OF PERSONS AUTHORIZED FOR

COMMUNICATIONS BETWEEN THE CLIENT AND ITAUCOR

São Paulo, 27 th February 2012

To :

LAN AIRLINES S.A.

Av. Presidente Riesco 5711, piso 20. Las Condes, Santiago. Chile

Dear sirs

Taking into account the provisions of the Contract for the Provision of Services for the Issuance and Bookkeeping of BDRs, signed at (place of signing of the contract), below we name our representatives:

Name: Don G. Linford		Signature

R.G.	CPF.		Date of Birth

Address R. Ururaí,111 - Tatuapé	City São Paulo	State SP	CEP 03084-010

Telephone: +55 11 2797-8427		E-mail: don.linford@itau-unibanco.com.br

Name: Adelmo F. Lima Filho		Signature

R.G.	CPF.		Date of Birth

Address R. Ururaí,111 - Tatuapé	City São Paulo	State SP	CEP 03084-010

Telephone: +55 11 2797-3408		E-mail: adelmo.lima-filho@itau-unibanco.com.br

Additionally, we inform you that this document naming our representatives replaces other such documents sent previously, revoking the capacities granted in such documents.

ITAÚ CORRETORA DE VALORE S.A.	LAN AIRLINES S.A.

ANNEX III TO THE SERVICE CONTRACT FOR THE ISSUANCE AND BOOKKEEPING OF BDRs

REMUNERATION

I. ITAUCOR shall receive a monthly fee calculated in accordance with the services effectively rendered, multiplied by the values set forth in the table below.

II. The calculation of fees shall be undertaken in accordance with the time invested in data processing, reports, and forms submitted, payments made, and other activities applied in service provision, in accordance with said table.

III. Additionally, a uniform fixed rate shall be charged for the entry of information on holders of BDRs into to the computer system of ITAUCOR.

IV. Fixed fees in the table shall be updated on an annual basis in accordance with variations in the IPC (Consumer Price Index), published by the FIPE – Fundação do Instituto de Pesquisas Econômicas – USP and, in the absence thereof, the IGPM (Índice Geral de Preços do Mercado) published by the FGV – Fundação Getúlio Vargas.

V. On a monthly basis, ITAUCOR shall draw up a listing of services rendered; a receipt must be sent to the CLIENT, and the payment must be made by the 10th (tenth) day of the month following provision of the services.

VI. Payment shall be made on the 10th (tenth) day of each month, by credit by the CLIENT of the sum calculated by ITAUCOR through the creation of a currency exchange contract, the value of which in the national currency must be credited at Itaú Unibanco S.A., Agency 2001, to current account number Nº 30.549-5.

VII. If the CLIENT fails to make payment by the due date, it shall be considered to be in arrears, and must pay the initial sum, plus currency adjustment according to the price indices mentioned in paragraph IV above, with a 12% (twelve percent) annual interest rate and an additional penalty fee of 2% (two percent) over the total owed.

PRICING SCHEDULE

1. Bookkeeping

The bookkeeping tax is charged on an annual basis paid monthly in case of arrears, and are calculated based on the BDR number and BDR program number of the holder.

1.1. Monthly FEE BDR program	R$ 750,00

1.2. Monthly per holder in accordance with the table below:

0 – 2,000	R$	0.95
2,001 - 5,000	R$	0.87
5,001 - 10,000	R$	0.80
10,001 - 15,000	R$	0.74
15,001 - 20,000	R$	0.68
20,001 - 30,000	R$	0.60
30,001 - 40,000	R$	0.53
40,001 - 50,000	R$	0.30
> 50,000	R$	0.17

2. Events and movements

2.1. Entry Zero

2.2. Issuing and payments of BDR (*)	R$ 0.05

0 – 2,000,000 BDRs	g	R$	0.05 per BDR
2,000,001 – 4,000,000 BDRs	g	R$	0.04 per BDR
4,000,001 – 5,000,000 BDRs	g	R$	0.03 per BDR
> 5,000,001 BDRs	g	R$	0.02 per BDR

(*)	The Cancelation and Issue Fees are payable by investors and governed by the table shown above, when the investor requests a number of BDRs in a single operation

2.3. Stock Option Rate per BDR issued.	R$ 0.03

3. Transactions - Bookkeeping

3.1. Dividends and other payments

3.1.1. Per BDR holder – Itaú Client	R$ 0.80

3.1.2. Per BDR Holder– Other Banks	R$ 3.00

3.2. Transfer / entry / modification of records / account movement, in accordance with the table below:

0 – 2,000	R$	0.80
2,001 - 5,000	R$	0.75
5,001 - 10,000	R$	0.70
10,001 - 15,000	R$	0.65
15,001 - 20,000	R$	0.60
20,001 - 30,000	R$	0.55
30,001 - 40,000	R$	0.50
40,001 - 50,000	R$	0.35
> 50,000	R$	0.20

3.3. Bonus / split / reverse split / demerger / merger / fusion	R$0.65

3.4. Inscription forms

3.4.1. Inscription issued per BDR holder	R$0.40
3.4.2 Received and processed forms of BDR holder	R$1.50

3.5. Notices

Arrears, AGE / AGO, Corporate Events, etc	R$2.45
3.6. For participation in the AGE/AGO assembly (Proxy Voting)	R$650.00

Obs.: Net (Extra costs for such services)

Transaction types for the charging of the transaction fee:

- Arrears payment: Every payment authorized by the responsible authority is established as corporate actions, such as: arrears and tax payments on the capital of the enterprise;

- BDR Holder transactions: Any type of account transfer, adding and updating mailing addresses;

- Announcements: Any kind of announcements, AGE/AGO, Corporate events, etc.

- Assembly participation: Receiving votes, validation, consolidation, and processing of the votes, for presentation at the meeting with the stock holders.

4. Additional costs:

- Courier costs;

- Translation costs: Translation is to be requested in any case, within the terms of applicable regulations;

- Certified copies

- External legal report: Any external legal report must be requested by the CLIENT

- Registry of documentation with regulatory bodies

- Audit costs: Audits should be requested from a competent body

- CVM Audit tax, if applicable;

- Expenses in central settlement and stock exchanges, such as (CBLC, CETIP), if applicable;

5. Other costs

- Mailing

- Specific reports other than standard publications on our website

All fees charged and payment thereof must be completed by the 10th of every month starting from the month after the provision of services.

/s/ Adelmo F. Lima Filho	/s/ Fernando José E. Santos	São Paulo,
Adelmo F. Lima Filho	Fernando José E. Santos	27th February, 2012

ITAÚ CORRETORA DE VALORES S.A.

Santiago de Chile, 27th February 2012

/s/ Alejandro de la Fuente	/s/ Roberto Alvo
Alejandro de la Fuente LAN Airlines S.A.	Roberto Alvo LAN Airlines S.A.

Declaration
Having read this contract, we declare that we are in no doubt regarding any of its provisions.
CLIENT

Witnesses:

1)
Name:
R.G. :

2)
Name:
R.G. :